As filed with the Securities and Exchange Commission on April 24, 2012
Registration No. 333-148383

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARLUX FRAGRANCES, LLC
(Exact name of registrant as specified in its charter)

Delaware	45-4766421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 Sawgrass Drive, Suite 2
Bellport, NY 11713
(Address of Principal Executive Offices) (Zip Code)

Parlux Fragrances, Inc. Employee Stock Option Plan - 2000
Parlux Fragrances, Inc. 2007 Stock Incentive Plan
(Full title of the plan)

Donna L. Dellomo
Assistant Secretary
Parlux Fragrances, LLC
35 Sawgrass Drive, Suite 2
Bellport, NY 11713
Phone: (631) 866-4100
(Telephone number, including area code, of agent for service)

Copy to:
Matthew C. Dallett
Edwards Wildman Palmer LLP
111 Huntington Avenue
Boston, Massachusetts 02199-7613
Tel: (617) 239-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES
On April 18, 2012, pursuant to the Agreement and Plan of Merger, dated as of December 23, 2011 (the “Merger Agreement”), by and among Perfumania Holdings, Inc. (“Perfumania”), Parlux Fragrances, Inc., a Delaware corporation (the “Registrant”), and PFI Merger Corp., a Delaware corporation and wholly owned subsidiary of Perfumania (“Merger Sub”), Perfumania acquired all the outstanding shares of the Registrant's common stock via a merger of the Registrant with Merger Sub, with the Registrant surviving the merger. The Registrant was then merged into PFI Merger Sub I, LLC, which survived this second merger as a wholly owned subsidiary of Perfumania and changed its name to Parlux Fragrances, LLC.
In connection with the mergers, the Registrant terminated the offerings of securities under the Parlux Fragrances, Inc. Employee Stock Option Plan - 2000 and Parlux Fragrances, Inc. 2007 Stock Incentive Plan, which were registered on the registration statement on Form S-8, Registration No. 333-148383, filed on December 28, 2007 (the “Registration Statement”). Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the securities which remain unsold under the Registration Statement.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellport, State of New York, on April 24, 2012.

PARLUX FRAGRANCES, LLC

By: /s/ Donna L. Dellomo
Name: Donna L. Dellomo
Title: Assistant Secretary